CERTIFICATE OF INCORPORATION

OF

 MEDIAG3, INC.

ARTICLE I

NAME

The name of the corporation is MediaG3, Inc. (hereinafter called the "Corporation").

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 108 W. 13th St; City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is Business Filings International, Inc.

ARTICLE III

PURPOSES AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

This Corporation is authorized to issue two (2) classes of shares to be designated respectively common stock ("Common Stock") and preferred stock ("Preferred Stock").  The total number of shares of capital stock that the Corporation shall have authority to issue is fifty million (50,000,000) shares, of which forty-five million (45,000,000) shares shall be Common Stock, $.001 par value per share, and five million (5,000,000) shares shall be Preferred Stock, $.001 par value per share. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware.

ARTICLE V

BOARD OF DIRECTORS

The number of directors of the Corporation shall be as provided in the Corporation's bylaws.  The names of the directors constituting the initial Board of Directors of the Corporation shall be as elected by the incorporator at the organizational meeting of the Corporation.  Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.  The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

ARTICLE VI

LIMITATION ON LIABILITY OF DIRECTORS

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

ARTICLE VII

INDEMNIFICATION

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of the above identified persons existing at the time of such repeal or modification.

ARTICLE VIII

TERM OF EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE IX

INCORPORATOR

The name and address of the incorporator are as follows:

Cathryn S. Gawne

Silicon Valley Law Group

25 Metro Drive, Suite 600

San Jose, CA 95110

In witness whereof, this Certificate has been signed by Cathryn S. Gawne, the incorporator of the Corporation, as of December 19, 2005.

__/s/

Cathryn S. Gawne__

Cathryn S. Gawne

Sole Incorporator

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